Exhibit 10.1

SETTLEMENT AGREEMENT

I.              PARTIES

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and the United States Attorney’s Office for the Eastern District of Pennsylvania, the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), TRICARE Management Activity (“TMA”) and the United States Office of Personnel Management (“OPM”) (collectively the “United States”); the Relators as identified in Paragraphs B through E of the Preamble to this Agreement (“Relators”); and Cephalon, Inc. (“Cephalon”). Collectively, all of the above will be referred to as “the Parties.”

II.            PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.                                   At all relevant times, Cephalon, a Delaware corporation headquartered in Frazer, Pennsylvania, distributed, marketed and sold pharmaceutical products in the United States including drugs sold under the trade names of Actiq, Gabitril and Provigil.

B.                                     Lucia Paccione filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States of America ex rel. Lucia Paccione v. Cephalon, Inc., Civil Action No. 03-6268.

C.                                     Joseph Piacentile filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States of America and the States of California, Delaware, Florida, Hawaii, Illinois, Louisiana, Massachusetts, Nevada, New Hampshire, New Mexico, Texas, Tennessee and Virginia and the District of Columbia ex rel. Joseph Piacentile v. Cephalon, Inc., Civil Action No. 03-6277.

D.                                    Bruce Boise filed a qui tam action in the United States District Court for the Eastern District of Pennsylvania captioned United States of America; the States of California, Delaware, Florida, Hawaii, Illinois, Massachusetts, Nevada, New Mexico, Tennessee, Texas, Virginia, the District of Columbia, and New York; ex rel. Bruce Boise v. Cephalon, Inc., Civil Action No. 04-4401.

E.                                      Michael Makalusky filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States of America ex rel. Michael Makalusky v. Cephalon, Inc., that action was transferred to the United States District Court for the Eastern District of Pennsylvania as Civil Action No. 05-1904.

The qui tam actions identified in Paragraphs (B) through (E) will be referred to collectively as the “Civil Actions.”

F.                                      Cephalon has entered into a plea agreement with the United States Attorney for the Eastern District of Pennsylvania and has agreed to plead guilty, pursuant to Fed.R.Crim.P. 11 to an Information to be filed in United States v. Cephalon, Inc. (the “Federal Criminal Action”) that will allege that Cephalon introduced drugs into interstate commerce and caused the introduction into interstate commerce of drugs that were misbranded within the meaning of 21 U.S. C. §§ 331(a), 333(a)(1) and 352(f)(1), in that Actiq, Gabitril and Provigil were marketed for medical indications that were not approved by the FDA.

G.                                     Cephalon has entered into or will be entering into separate settlement agreements, described in Paragraph 1(b) below (hereinafter referred to as the “Medicaid State Settlement Agreements”) with the 50 states and the District of Columbia

(hereinafter referred to as the “Medicaid Participating States”) in settlement of the Covered Conduct;

H.                                    The United States and the Medicaid Participating States allege that Cephalon caused claims for payment for Actiq, Gabitril and Provigil to be submitted to the Medicaid Program, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (“the Medicaid Program”);

I.                                         The United States further alleges the Cephalon caused claims for payment for Actiq, Gabitril and Provigil to be submitted to the Medicare program, Title XVIII of the Social Security Act, 42 U.S. C. §§ 1395-1395ggg; the TRICARE program, 10 U.S.C. § 1071-1109; the Federal Employees Health Benefits Program (“FEHB”), 5 U.S.C. §§ 8901-8914; the Federal Employees’ Compensation Act Program; the Postal Service Workers’ Compensation Program; and the Energy Employees’ Occupational Illness Compensation Program; and caused purchases of Actiq, Gabitril and Provigil by the Department of Veterans Affairs (“DVA”); the Defense Logistics Agency (“DLA”); the Bureau of Prisons (“BOP”) and the Public Health Service Entities.

J.                                        The United States and the Medicaid Participating States contend they have certain civil claims against Cephalon, as specified in Paragraph 2 below, for engaging in the following conduct concerning the marketing, promotion and sale of Actiq, Gabitril and Provigil (hereinafter referred to as the “Covered Conduct”):

Between January 1, 2001 and December 31, 2006 for Actiq and Provigil and between January 1, 2001 and February 18, 2005 for Gabitril, Cephalon knowingly and willfully promoted the sale and use of Actiq, Gabitril and Provigil for certain uses for which the Food and Drug Administration had not approved (i.e. “unapproved uses”). The promotion of Actiq, Gabitril and Provigil for these unapproved uses violated the Food Drug and Cosmetic Act

21 U.S.C. § 331 (a), 21 U.S.C. § 352(f). In addition, certain of these unapproved uses were not medically accepted indications for which the United States and State Medicaid programs approved reimbursement. As a result of Cephalon’s conduct, Cephalon knowingly caused false and/or fraudulent claims to be submitted to the United States and the Medicaid programs and caused the Department of Veterans Affairs, the Defense Logistics Agency, the Public Health Entities and the Bureau of Prisons to purchase Actiq, Gabitril and Provigil for unapproved uses.

K.                                    The United States also contends that it has certain administrative claims against Cephalon as specified in Paragraphs 4-6 below, for engaging in the Covered Conduct.

L.                                      This Agreement is made in compromise of disputed claims. This settlement agreement is neither an admission of facts nor liability by Cephalon nor a concession by the United States that its claims are not well founded. With the exception of such admissions that are made in connection with any guilty plea by Cephalon in connection with the Federal Criminal action, Cephalon expressly denies the allegations of the United States and the Relators as set forth herein and in the Civil Actions and denies that it has engaged in any wrongful conduct in connection with the Covered Conduct. Neither this agreement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Cephalon.

M.                                 To avoid the delay, expense, inconvenience, and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement as set forth below.

III.           TERMS AND CONDITIONS

1.                                       Cephalon agrees to pay to the United States and the Medicaid Participating States, collectively, the sum of Three Hundred Seventy-Five Million Dollars ($375,000,000), plus accrued interest in the amount of 4.0% per annum from January 1, 2008, and continuing until and including the day before complete payment is made (the “Settlement Amount”). Payments shall be made as follows:

(a)                                  Cephalon shall pay to the United States the sum of Two Hundred Fifty-Six Million, Two Hundred Ninety-Eight Thousand, Five Hundred and Seventeen Dollars ($256,298,517), plus accrued interest in an amount of 4.0% per annum from January 1, 2008, and continuing until and including the day before complete payment is made (the “Federal Settlement Amount”). The Federal Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions to be provided by the United States. Cephalon agrees to make this electronic funds transfer no later than seven days after the Effective Date of this Agreement.

(b)                                 Cephalon shall pay to the Medicaid Participating States the sum of One Hundred Sixteen Million, Eight Hundred Thirty-Three Thousand, Four Hundred and Fifty-Five Dollars ($116,833,455), plus interest accrued thereon at a rate of 4.0% per annum from January 1, 2008, continuing until and including the day before complete payment is made (the “Medicaid State Settlement Amount”), under the terms and conditions of the Medicaid State Settlement Agreements that Cephalon will enter into with the Medicaid Participating States. This Medicaid State Settlement Amount shall be paid by electronic funds transfer pursuant to written payment instructions from the negotiating team for the Medicaid Participating States.

(c)                                  Cephalon shall pay to the Public Health Service Entities the sum of One Million, Eight Hundred Sixty-Eight Thousand and Twenty-Eight Dollars ($1,868,028), plus interest accrued thereon at a rate of 4.0% per annum from January 1, 2008, continuing until and including the day before complete payment is made (the “Public Health Settlement Amount”) as provided in the written instructions agreed to by the parties. Cephalon shall distribute each affected Public Health Service entity its proportionate share of the Public Health Settlement Amount within 60 days of the Effective Date of this Agreement.

(d)                                 Contingent upon the United States receiving the Federal Settlement Amount from Cephalon, the United States agrees to pay, as soon as feasible after receipt, Forty-Six Million, Four Hundred Sixty-Nine Thousand, Nine Hundred Seventy-Eight Dollars ($46,469,978) to Relator Paccione, plus the pro rata share of the actual accrued interest paid to the United States by Cephalon on the amount set forth in paragraph 1(a) above. (“Relators’ Share”).

(e)                                  Relators have entered into a separate agreement concerning the allocation of the Relators’ Share among themselves.

2.                                       Subject to the exceptions in Paragraph 7 below (concerning excluded claims), in consideration of the obligations of Cephalon in this Agreement, conditioned upon Cephalon’s full payment of the Settlement Amount, and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Cephalon, its predecessors, affiliates, divisions, parents, subsidiaries, successors and assigns, and their current and former directors, officers and employees from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-12; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; any statutory provision applicable to federally-funded programs in this agreement for which the Civil Division of the Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, Section 0.45(D) (1995) or the common law theories of payment by mistake, unjust enrichment and fraud.

3.                                       Subject to the exceptions in Paragraph 7 (concerning excluded claims), below, in consideration of the obligations of Cephalon in this Agreement, conditioned upon Cephalon’s full payment of the Settlement Amount, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, agree to release Cephalon, its parents, subsidiaries, related entities, officers, directors, trustees, agents, servants, employees, representatives, attorneys, consultants, successors, heirs, executors, administrators and assigns, individually and collectively, current or former, from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, but expressly reserve claims they may assert under 31 U.S.C. § 3730(d) for expenses, attorney fees and costs.

4.                                       In consideration of the obligations of Cephalon set forth in this Agreement, and the Corporate Integrity Agreement entered into between OIG-HHS and Cephalon, conditioned on Cephalon’s payment in full of the Settlement Amount, and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within

91 days of the Effective Date of this Agreement or any payment under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Cephalon under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks or other prohibited activities), for the Covered Conduct, except as reserved in Paragraph 7, (concerning excluded claims), below, and as reserved in this Section.

In consideration of the obligations of Cephalon set forth in this Agreement, and the Corporate Integrity Agreement entered into between OIG-HHS and Cephalon, conditioned on Cephalon’s payment in full of the Settlement Amount, and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f) against Cephalon under 42 U.S.C. § 1320a-7(b)(1) permissive exclusion for conviction relating to fraud) or 42 U.S.C. § 1320a-7(b)(3) (permissive exclusion for misdemeanor conviction relating to controlled substance), based on the Federal Criminal Action referenced in Paragraph F, except as reserved in paragraph 7 (concerning excluded claims), below, and as reserved in this Section.

The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Cephalon from the Medicare, Medicaid, or other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct or the Federal Criminal Action. Nothing in this Section precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7, below.

5.                                       In consideration of the obligations of Cephalon set forth in this Agreement, conditioned upon Cephalon’s full payment of the Settlement Amount, and subject to Paragraph 17, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against Cephalon under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 7, (concerning excluded claims) below, and as reserved in this Paragraph. TMA expressly reserves its authority to exclude Cephalon under 32 C.F.R. § 199.9(f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

6.                                       In consideration of the obligations of Cephalon set forth in this Agreement and conditioned upon Cephalon’s full payment of the Settlement Amount, and subject to Paragraph 17 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action against Cephalon under 5 U.S.C. § 8902a(b) or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph 7, (concerning excluded claims) below, and except if required by 5 U.S.C. § 8902a(b). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.

7.                                       Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Cephalon and Relators) are the following claims of the United States:

(a)                                  Any criminal, civil, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

(b)                                 Any criminal liability;

(c)                                  Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal Health Care Programs;

(d)                                 Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

(e)                                  Any liability based upon such obligations as are created by this Agreement;

(f)                                    Any liability for express or implied warranty claims or other claims for defective or deficient products and services, including quality of goods and services;

(g)                                 Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;

(h)                                 Any liability for failure to deliver items or services due; or

(i)                                     Any liability of individuals, including officers and employees.

8.                                       Relators, their heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator Paccione’s receipt of the Relators’ Share, Relators, for themselves individually, and for their heirs, successors, agents, and assigns, fully and finally release, waive, and forever discharge the United States, its officers, agents, and employees from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Actions identified in Paragraphs II (B) through II (E); from any other claims for a share of the Settlement Amount; and in full settlement of any claims Relators may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relators arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

9.                                       Relators, on behalf of themselves, their heirs, successors, attorneys, agents, and assigns, agree that each party retains all of its rights pursuant to the False Claims Act on the issue of expenses, attorneys’ fees, and costs under 31 U.S.C. § 3730(d) and that no agreements concerning Relators’ expenses, attorneys’ fees or costs have been reached to date.

10.                                 Cephalon waives and shall not assert any defenses it may have to criminal prosecution or administrative action relating to the Covered Conduct based in whole or in part on a contention that, under the Double Jeopardy Clause of the Fifth

Amendment of the Constitution, or the Excessive Fines Clause of the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

11.                                 Cephalon fully and finally releases, waives and discharges the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Cephalon has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to or arising from the Covered Conduct or the United States’ investigation and prosecution of the Civil Actions identified in Paragraphs II (B) through (E).

12.                                 The Settlement Amount that Cephalon must pay pursuant to Paragraph 1 above shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any State or Federal payer, related to the Covered Conduct; and Cephalon shall not resubmit to any State or Federal payer any previously denied claims, which denials were based on the Covered Conduct, and shall not appeal or cause the appeal of any such denials of claims.

13.                                 Cephalon agrees to the following:

(a)                                  Unallowable Costs Defined. All costs (as defined in the Federal Acquisition Regulation (“FAR”), 48 C.F.R. § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Cephalon, its predecessors, parents, divisions, subsidiaries, or affiliates, and its present or former officers, directors, employees, and agents in connection with the following shall be “unallowable costs” on Government contracts with DVA, DLA, BOP, and other agencies and under the Medicare Program, Medicaid Program, TRICARE Program, and FEHB: (1) the matters covered by this Agreement; (2) the United States’ audit and civil and criminal investigation relating to matters covered by this Agreement; (3) Cephalon’s investigation, defense, and any corrective actions undertaken in response to the United States’ civil and criminal investigations in connection with the matters covered by this Agreement (including attorneys’ fees); (4) the negotiation and performance of this Agreement and the Medicaid State Settlement Agreement; (5) the payments made to the United States or any State pursuant to this Agreement or the Medicaid State Settlement Agreement and any payments that Cephalon may make to any qui tam plaintiffs; and (6) the negotiation of and obligations undertaken pursuant to the CIA to: (a) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (b) prepare and submit reports to OIG-HHS. However, nothing in this Paragraph affects the status of costs that are not allowable based on any other authority applicable to Cephalon (All costs described or set forth in this Paragraph are hereafter, “Unallowable Costs”).

(b)                                 Future Treatment of Unallowable Costs. If applicable, these Unallowable Costs shall be separately estimated and accounted for by Cephalon and Cephalon shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Cephalon, its predecessors, parents, divisions, subsidiaries, or affiliates to Medicare, Medicaid, TRICARE, FEHB, DLA, BOP or DVA.

(c)                                  Treatment of Unallowable Costs Previously Submitted for Payment. If applicable, Cephalon further agrees that, within 60 days of the Effective Date of this Agreement, it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, DVA, DLA, BOP and FEHB fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Cephalon, its predecessors, parents, divisions, subsidiaries, or affiliates and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Cephalon agrees that the United States, at a minimum, shall be entitled to recoup from Cephalon any overpayment, plus applicable interest and penalties, as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or of the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Cephalon, its predecessors, parents, divisions, subsidiaries or affiliates on the effect of inclusion of Unallowable Costs on Cephalon’s or its predecessors’, parents’, divisions’, subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.

(d)                                 Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or re-examine Cephalon’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

14.                                 This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 15 (Waiver for Beneficiaries paragraph), below.

15.                                 Cephalon agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

16.                                 Cephalon warrants that it has reviewed its financial situation and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment of the Settlement Amount. Further, their Parties expressly warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Cephalon, within the meaning of 11 U.S.C. § 547(c)(1); and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity that Cephalon was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

17.                                 If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Cephalon commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Cephalon’s debts, or seeking to adjudicate Cephalon as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Cephalon or for all or any substantial part of Cephalon’s assets, Cephalon agrees as follows:

(a)                                  Cephalon’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Cephalon shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Cephalon’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Cephalon was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Cephalon.

(b)                                 In the event that Cephalon’s obligations hereunder are avoided for any reason, including, but not limited to, the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Cephalon for the claims that would otherwise be covered by the releases provided in this Agreement. If the United States chooses to do so, Cephalon agrees that, for purposes only of any case, action, or proceeding referenced in the first clause of this Paragraph, (i) any such claims, actions or proceedings brought by the

United States (including any proceedings to exclude Cephalon from participation in Medicare, Medicaid, or other federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph, and that Cephalon will not argue or otherwise contend that the United States’ claims, actions or proceedings are subject to an automatic stay; (ii) that Cephalon will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings which are brought by the United States within 30 calendar days of written notification to Cephalon that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before June 24, 2005; and (iii) the United States and the Participating States have valid claims against Cephalon in the aggregate amount of at least $375,000,000, plus applicable multipliers and penalties , and they may pursue their claims, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding; and

(c)                                  Cephalon acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

18.                                 The United States will file a Notice of Intervention with the executed copy of this Agreement. Within five business days after payment of the Federal Settlement Amount and the Medicaid State Settlement Amount, the United States and the Relators will file Stipulations of Dismissal with Prejudice of the Civil Actions defense, pursuant to the terms of this Agreement.

19.                                 Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

20.                                 Cephalon represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

21.                                 Relators represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

22.                                 This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement (including Relators’ claims under 31 U.S.C. § 3730(d) for expenses, attorneys’ fees, and costs) shall be the United States District Court for the Eastern District of Pennsylvania, except that disputes arising under the CIA shall be resolved exclusively through the dispute resolution provisions set forth in the CIA.

23.                                 For purposes of construction, this Agreement shall be deemed to have been drafted by all parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

24.                                 This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

25.                                 The individuals signing this Agreement on behalf of Cephalon represent and warrant that they are authorized by Cephalon to execute this Agreement. The individual(s) signing this Agreement on behalf of Relators represent and warrant that they are authorized by that Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

26.                                 This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

27.                                 This Agreement is binding on Cephalon’s successors, transferees, heirs, and assigns.

28.                                 This Agreement is binding on Relators’ successors, transferees, heirs, and assigns. 29. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

29.                                 This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date”). Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.

UNITED STATES OF AMERICA

By:	/s/ Laurie Magid	Dated: September 29, 2008
LAURIE MAGID
Acting United States Attorney United States Attorney’s Office Eastern District of Pennsylvania

By:	/s/ Virginia Gibson	Dated: September 29, 2008
VIRGINIA GIBSON
Chief, Civil Division United States Attorney’s Office Eastern District of Pennsylvania

By:	/s/ Marilyn May	Dated: September 29, 2008
MARILYN MAY
Assistant U.S. Attorney United States Attorney’s Office Eastern District of Pennsylvania

By:	/s/ Patricia Davis	Dated: September 29, 2008
PATRICIA DAVIS
Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

By:	/s/ Gregory E. Demske	Dated: September 29, 2008
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General U.S. Department of Health and Human Services

By:	/s/ Laurel C. Gillespe	Dated: September 29, 2008
LAUREL C. GILLESPE
Deputy General Counsel TRICARE Management Activity United States Department of Defense

By:	/s/ Lorraine E. Dettman	Dated: September 29, 2008
LORRAINE E. DETTMAN
Assistant Director for Insurance Services Programs United States Office of Personnel Management

By:	/s/ J. David Cope	Dated: September 29, 2008
J. DAVID COPE
Assistant Inspector General for Legal Affairs United States Office of Personnel Management

CEPHALON, INC

By:	/s/ Gerald J. Pappert	Dated: September 29, 2008
GERALD J. PAPPERT, ESQ.
Executive Vice President and General Counsel Cephalon, Inc.

By:	/s/ J. Sedwick Sollers	Dated: September 25, 2008
J. SEDWICK SOLLERS, III, ESQ.
King & Spalding, LLP Counsel to Cephalon, Inc.

By:	/s/ Mark A. Jensen	Dated: September 25, 2008
MARK A. JENSEN, ESQ.
King & Spalding, LLP Counsel to Cephalon, Inc.

By:	/s/ Eric Sitarchuk	Dated: September 29, 2008
ERIC SITARCHUK, ESQ.
MORGAN, LEWIS & BOCKIUS, LLP Counsel to Cephalon, Inc.

RELATOR

By:	/s/ Lucia Paccione	Dated: September 29, 2008
LUCIA PACCIONE

By:	/s/ Brian P. Kenney	Dated: September 29, 2008
BRIAN P. KENNEY
Kenney, Lennon & Egan Counsel for Lucia Paccione

RELATOR

By:	/s/ Joseph Piacentile	Dated: September 29, 2008
JOSEPH PIACENTILE

By:	/s/ Kirk E. Chapman	Dated: September 29, 2008
KIRK E. CHAPMAN
Milberg Weiss Bershad & Shulman LLP
Counsel for Joseph Piacentile

By:	/s/ David Stone	Dated: September 29, 2008
DAVID STONE
Boies, Schiller and Flexner, LLP Counsel for
Joseph Piacentile

RELATOR

By:	/s/ Bruce Boise	Dated: September 29, 2008
BRUCE BOISE

By:	/s/ Peter W. Chatfield	Dated: September 29, 2008
PETER W. CHATFIELD
Philips & Cohen LLP
Counsel for Bruce Boise

RELATOR

By:	/s/ Michael Makalusky	Dated: September 29, 2008
MICHAEL MAKALUSKY

By:	/s/ Frederic Ellis	Dated: September 29, 2008
FREDERIC ELLIS
Ellis & Rapacki LLP
Counsel for Michael Makalusky